Exhibit 3.17

UNITED STATES OF AMERICA

The State of Michigan

TUEBOR

CIRCUMSPICE

Michigan Department of Commerce

Lansing, Michigan

This is to Certify That Articles of Incorporation of

BROOKS ACQUISITION CORPORATION

were duly filed in this office on the 29TH *day of* MARCH *, 19*88 , in conformity with Act 284, Public Acts of 1972, as amended.

In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, in the City of Lansing, this 29TH *day of* MARCH *, 19*88

Doug Ross *Director*

C & S—175

ARTICLES OF INCORPORATION
0F
BROOKS ACQUISITION CORPORATION
     These Articles of Incorporation are signed by the Incorporator for the purpose of forming a profit corporation pursuant to the provisions of Act 284, Public Acts of 1972, as amended, as follows:
ARTICLE I.
     The name of the corporation is Brooks Acquisition Corporation.
ARTICLE II.
     The purpose or purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.
ARTICLE III.
     The total authorized capital stock is 500,000 shares of a single class of common stock, par value $.10 per share. Each such share shall be equal to every other such share.
ARTICLE IV.
     The address of the initial registered office, which is the same as the mailing address, is 777 Brooks Avenue, Holland, Michigan 49423. The name of the initial resident agent is James E. Sanderson.
ARTICLE V.
     When a compromise or arrangement or a plan of reorganization of the corporation is proposed between the corporation and its creditors or any class of them or between the corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of the corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of the corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on the corporation.
ARTICLE VI.
     A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability:
     (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders;
     (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     (c) resulting from a violation of S551(l) of the Michigan Business Corporation Act;
     (d) for any transaction from which the director derived an improper personal benefit; or
     (e) for any act or omission occurring prior to March 29, 1988. In the event the Michigan Business Corporation Act is amended after approval by the shareholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act, as so amended. Any repeal, modification or adoption of any provision in these Articles of Incorporation inconsistent with this Article VI shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal, modification or adoption.

ARTICLE VII.
     The name and address of the Incorporator is as follows:
James E. Sanderson
800 NBD Building
Grand Rapids, Michigan 49503
     IN WITNESS WHEREOF, the Incorporator of the corporation has signed these Articles of Incorporation on this 29th day of March, 1988.

/s/ James E. Sanderson
James E. Sanderson
Incorporator

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